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                                                                     Exhibit 8.1






                                October 2, 1997



ITEQ, Inc.
2727 Allen Parkway, Suite 760
Houston, Texas  77019


Ladies and Gentlemen:

         We have acted as counsel to ITEQ, Inc., a Delaware corporation ("ITEQ"), in connection with the transactions contemplated by the Plan and Agreement of Merger dated effective June 30, 1997 (the "Merger Agreement"), by and among ITEQ and Astrotech International Corporation, a Delaware corporation ("Astrotech"). We have been requested by ITEQ to render our opinion with respect to the material federal income tax consequences of the proposed merger (the "Merger") of Astrotech with and into ITEQ in accordance with the Merger Agreement, with ITEQ to be the surviving corporation. As a result of the Merger, all of the outstanding shares of Astrotech Common Stock will be converted into shares of ITEQ Common Stock, except for cash paid to Astrotech stockholders in lieu of receipt of fractional shares of ITEQ Common Stock. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement.

         We have examined (i) executed copies of the Merger Agreement, (ii) the Registration Statement on Form S-4 filed by ITEQ (Registration No. 333-35891) which contains the Joint Proxy Statement (the "Joint Proxy Statement/Prospectus"), and (iii) have examined or relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments, as we have deemed necessary or appropriate for the purpose of rendering the opinions expressed below. As to certain questions of fact material to the opinions rendered herein, we have relied upon certificates, warranties and covenants made to us by the management of ITEQ and Astrotech, as well as certificates of continuity of interest from certain stockholders of Astrotech (each of which we have relied upon as true in this opinion without our having performed any independent verification as to their accuracy). We have assumed that the Merger qualifies as a statutory merger under applicable state law. We have further assumed that all signatures on all documents we have examined are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us are complete and conform to the originals thereof.
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ITEQ, Inc.

October 2, 1997

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         Based on the foregoing, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement and the Registration Statement, we are of the opinion that the material federal income tax consequences resulting from the consummation of the Merger are as described in the discussion titled "Certain Federal Income Tax Consequences" as set forth in the Joint Proxy Statement/Prospectus.

         Our opinion has been requested by ITEQ on behalf of (i) itself, (ii) Astrotech, (iii) the Astrotech stockholders receiving ITEQ Common Stock in exchange for Astrotech Common Stock pursuant to the Merger, and (iv) the holders of options to purchase Astrotech Common Stock that are receiving options to purchase ITEQ Common Stock pursuant to the Merger. No other individual or entity, whether or not a party to the Merger Agreement, may rely upon this opinion without the express, prior written consent of both ITEQ and the undersigned.

         Our opinion is limited to the matters discussed herein, and is further limited by the discussion of Certain Federal Income Tax Consequences in the Joint Proxy Statement/Prospectus. We note that the opinion of counsel has no binding effect or official status of any kind with the Internal Revenue Service or the courts. We believe that subject to the conditions and assumptions noted above, it is more likely than not that the conclusions set forth herein would be sustained by the courts if contested by the Internal Revenue Service. However, due to uncertainties inherent in the application of federal tax laws to the Merger, there can be no assurance of such success. If there were ultimately an adverse determination as to any of the tax issues discussed herein or in the Joint Proxy Statement/Prospectus, ITEQ, Astrotech and the Astrotech stockholders could sustain different tax consequences than are described herein or in the Joint Proxy Statement/Prospectus.

         Our opinion is based upon existing laws, regulations, administrative authorities and judicial decisions, all of which could change with retroactive effect. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after the date hereof. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.

         We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 filed by ITEQ and Astrotech and to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

                                                Very truly yours,




                                                /s/ PORTER & HEDGES, L.L.P.